Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 3, 2022)	Registration No. 333-266435

FaZe Holdings Inc.

Up to 5,923,333 Shares of Common Stock (for issuance)

Up to 64,035,579 Shares of Common Stock (for resale)

Up to 173,333 Warrants to Purchase Shares of Common Stock (for resale)

This prospectus supplement relates to the prospectus, dated October 3, 2022 (as amended and supplemented, the “Prospectus”), related to the issuance by us of up to 5,923,333 shares of common stock, par value $0.0001 (“Common Stock”), of FaZe Holdings Inc., a Delaware corporation ( “FaZe”), consisting of (i) shares of Common Stock issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus) that were issued upon the separation of the Private Placement Units (as defined in the Prospectus) that were issued in a private placement simultaneous with the IPO (as defined in the Prospectus) and (ii) shares of Common Stock issuable upon the exercise of the Public Warrants (as defined in the Prospectus) that were issued to stockholders as part of the units issued in the IPO. The Prospectus also relates to the resale by certain Selling Holders (as defined in the Prospectus) of: (1) up to 64,035,579 shares of Common Stock, consisting of (i) 40,512,679 shares of Common Stock issued to pre-Business Combination (as defined in the Prospectus) securityholders of Legacy FaZe (as defined in the Prospectus) in connection with the Business Combination, (ii) 520,000 shares of Common Stock issued upon the separation of the Private Placement Units that were issued in a private placement simultaneous with the IPO, (iii) 10,000,000 shares of Common Stock issued in the PIPE Investment (as defined in the Prospectus), (iv) 4,312,500 shares of Common Stock converted from the Founder Shares (as defined in the Prospectus), (v) 8,517,067 shares of Common Stock issuable upon the exercise of those Legacy FaZe Options (as defined in the Prospectus) that converted into FaZe stock options in connection with the Business Combination and (vi) 173,333 shares of Common Stock that may be issued upon exercise of the 173,333 Private Placement Warrants; and (2) up to 173,333 Private Placement Warrants.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “FAZE” and “FAZEW,” respectively. On November 14, 2022, the closing price of our Common Stock on Nasdaq was $2.79 per share and the closing price of our Warrants on Nasdaq was $0.18 per Warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2022

FAZE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40083	84-2081659
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 N. Cahuenga Blvd. Los Angeles, CA	90038
(Address of principal executive offices)	(Zip Code)

(818) 688-6373

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FAZE	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock	FAZEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Strategy Officer

On November 8, 2022 (the “Resignation Date”), Kai Henry voluntarily resigned from his role as the Chief Strategy Officer of FaZe Holdings Inc. (the “Company”), effective immediately. Mr. Henry is not entitled to any severance or other compensation from the Company under his executive employment agreement in connection with his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAZE HOLDINGS INC.

Date: November 14, 2022	By:	/s/ Lee Trink
		Name:	Lee Trink
		Title:	Chief Executive Officer